EXHIBIT 99.1

COMMUNITY NATIONAL BANCORPORATION SIGNS

PRELIMINARY LETTER OF INTENT

ASHBURN, Georgia, June 16, 2005 – Community National Bancorporation (OTCBB:CBAC) and South Georgia Bank Holding Company announced today that they have entered into a preliminary letter of intent under which South Georgia would acquire Community National for total cash consideration of $29.5 million, subject to possible downward adjustment if specified net worth and loan loss reserve benchmarks are not met at closing. The transaction is subject to completion of definitive documentation and approval by shareholders of Community National and regulatory authorities.

“We are delighted to be partnering with a fine banking organization that will provide first class service to our customers, community and employees,” said Ruth Raines, Community National’s Chairman of the Board. Pait Willis, South Georgia’s President and CEO, stated: “We are excited about coming to Ashburn and Cordele to join a first rate banking organization that has served the community well for many years.”

This press release includes forward-looking statements regarding the plans and objectives of the parties leading up to the proposed sale of Community National to South Georgia, the pursuit and receipt of regulatory approvals related to the proposed sale, the satisfaction of other conditions related to the proposed sale, and other related matters. Also, statements that use the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “subject,” “project,” “should,” “will,” “would,” or similar expressions, are intended to identify forward-looking statements. Such forward-looking statements are not a guarantee of future results and involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. Community National does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.